EXHIBIT 99.1

Hooker Furniture Declares Quarterly Dividend

MARTINSVILLE, Va., Sept. 2, 2014 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) announced that on September 2, 2014, its board of directors declared a quarterly cash dividend of $0.10 per share, payable on September 30, 2014, to shareholders of record at September 15, 2014.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2013 shipments to U.S. retailers, Hooker Furniture Corporation is a residential wood, metal and upholstered furniture resource in its 90th year of business. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture primarily in the upper-medium price points sold under the Hooker Furniture brand. Hooker's residential upholstered seating product lines include: Bradington-Young, a specialist in upscale motion and stationary leather furniture; Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization; and Hooker Upholstery which focuses on imported leather upholstered furniture targeted at the upper-medium price-range. The Homeware product line offers direct-to-consumer, customer-assembled, modular upholstered and casegoods products designed for younger and more mobile furniture customers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. Please visit our websites at hookerfurniture.com, bradington-young.com, sammoore.com, homeware.com, and hcontractfurniture.com.

CONTACT: Paul B. Toms Jr.
         Chairman and Chief Executive Officer
         Hooker Furniture Corporation
         276.632.6133 or

         Paul Huckfeldt
         Senior Vice-President & Chief Financial Officer
         276.632.2133